EXHIBIT (a)(1)(viii)
                                                            --------------------


                                                                 January 6, 2003

    HOLNEST INVESTMENTS LIMITED, GLOBECAST HOLDINGS LIMITED, ALTAVISTA GLOBAL HOLDINGS LIMITED, PRAXIS GLOBAL INVESTMENTS LIMITED, MINOS KYRIAKOU, THEODORE
   KYRIAKOU, XENOPHON KYRIAKOU AND ATHINA KYRIAKOU ACCEPT FOR PAYMENT VALIDLY
           TENDERED AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES OF
        ANTENNA TV S.A. AND ANNOUNCE START OF SUBSEQUENT OFFERING PERIOD
                  AT $1.20 PER ADS ($2.40 PER ORDINARY SHARE)

         ATHENS, Greece, January 6, 2003 - Holnest Investments Limited, Globecast Holdings Limited, Altavista Global Holdings Limited, Praxis Global Investments Limited, Minos Kyriakou, Theodore Kyriakou, Xenophon Kyriakou and Athina Kyriakou (collectively, the "Offerors") announced today that the offering period of their tender offer to purchase (i) all outstanding ordinary shares, par value GRD 100 each (the "Ordinary Shares"), and (ii) all outstanding American Depositary Shares, each representing one-half of one Ordinary Share (the "ADSs") of Antenna TV S.A. (Nasdaq: ANTV), not already owned by the Offerors or their affiliates, expired on Friday, January 3, 2003, at 5:00 p.m., New York City time, and that they had accepted for payment all ADSs and Ordinary Shares validly tendered and not withdrawn as of January 3, 2003.

         Additionally, the Offerors announced that they commenced a subsequent offering period beginning at 5:00 p.m., New York City time, on Friday, January 3, 2003. The subsequent offering period will expire at 5:00 p.m., New York City time, on January 17, 2003.

         The Offerors accepted for payment approximately 320,400 Ordinary Shares and approximately 7,180,351 ADSs, representing approximately 3,590,176 Ordinary Shares, that had been validly tendered and not withdrawn prior to the expiration of the Offer (including approximately 75,658 ADSs (37,829 Ordinary Shares) that are guaranteed to be delivered). All ADSs and Ordinary Shares validly tendered and not withdrawn were accepted for payment and the Offerors will promptly pay for such ADSs and Ordinary Shares.

         The tendered ADSs and Ordinary Shares, together with the ADSs and Ordinary Shares already owned by the Offerors and their affiliates, represent approximately 98.3% of the outstanding Ordinary Shares.

         During the subsequent offering period, holders of Antenna's ADSs and Ordinary Shares who did not previously tender their ADSs and Ordinary Shares may tender their ADSs and Ordinary Shares by following the directions in the Offer to Purchase and related Letter of Transmittal filed with the SEC by the Offerors.

         During the subsequent offering period, the Offerors will accept and promptly pay for all ADSs and Ordinary Shares as they are tendered. The Offerors will purchase the tendered ADSs and Ordinary Shares at a price of $1.20 per ADS (each representing one half of one Ordinary Share) or $2.40 per Ordinary Share. ADSs and Ordinary Shares that are tendered during the subsequent offering period may not be withdrawn.

         As disclosed in the Offer to Purchase, Antenna will consider terminating the Deposit Agreement relating to Antenna's American Depositary Receipt program. As such, it is expected that holders of ADSs that did not tender to the Offer will receive Ordinary Shares (one half of one Ordinary Share per ADS) upon such termination, with fractional shares being rounded-up to the next whole Ordinary Share. The Ordinary Shares are not listed on any securities exchange, and there are transfer procedures under Greek corporate law and the Greek media law that restrict the ability to transfer Ordinary Shares. The Ordinary Shares will also be subject to ownership restrictions provided for in the Media Law and will lose certain minority protections afforded by Greek corporate law.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
OFFER.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         We urge holders of ADSs and Ordinary Shares to read the following documents, which contain important information regarding the tender offer described in this announcement:

         o The Offerors Offer to Purchase and other tender offer materials;

         o The Offerors Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO, as amended, which contains or incorporates by reference the documents listed above and other information; and

         o Antenna's Solicitation/Recommendation Statement on Schedule 14D-9, as amended.

         These documents and amendments to these documents have been or will be filed with the SEC. When these and other documents are filed with the SEC, they may be obtained for free of charge at the SEC's Web site at www.sec.gov. Questions and requests for assistance and copies of the Offer to Purchase and the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Offerors' expense. The Offerors will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent) for soliciting tenders of ADSs and Ordinary Shares pursuant to the Offer.


                            [GRAPHIC 0MITTED - LOGO]
                             GEORGESON SHAREHOLDER

                     THE INFORMATION AGENT FOR THE OFFER IS:


                           17 STATE STREET, 10TH FLOOR
                               NEW YORK, NY 10004
                     BANKS AND BROKERS CALL: (212) 440-9800
                    ALL OTHERS CALL TOLL FREE: (866) 870-4331